EXHIBIT 4.16

PROTOCOL AND JUSTIFICATION OF MERGER

OF COSAN INVESTIMENTOS E PARTICIPAÇÕES S.A. INTO COSAN S.A.

Through this instrument, the management of:

I.       COSAN INVESTIMENTOS E PARTICIPAÇÕES S.A., with principal place of business at Avenida Brigadeiro Faria Lima, 4100, 16th floor, Sala 03, in the City and State of São Paulo, enrolled with the CNPJ/ME (National Corporate Taxpayer's Register of the Ministry of Economy) under No. 18.777.673/0001-18 and registered with the Commercial Registry of the State of São Paulo - JUCESP, under NIRE (State Registration Number) 35.300.456.173 ("CIP"): and

II.      COSAN S.A., with principal place of business at Avenida Brigadeiro Faria Lima, 4100, 16th floor, Sala 01, in the City and State of São Paulo, enrolled with the CNPJ/ME under No. 50.746.577/0001-15 and registered with the Commercial Registry of the State of São Paulo - JUCESP, under NIRE 35300177045 ("Cosan").

RESOLVE, for all legal purposes and effects, pursuant to articles 224, 225 and 227 of Law 6.404/76 ("Corporations Law"), to sign this Protocol and Justification of Merger of Cosan Investimentos e Participações S.A. into Cosan S.A. ("Protocol and Justification"), which will be submitted for approval by its respective shareholders, meeting at a Special Meeting of Shareholders, under the following terms and conditions:

1.       Description of the Intended Operation.

1.1.              Merger. The aim of this Protocol and Justification is to substantiate the justifications, terms and conditions of the merger operation of CIP into Cosan ("Merger").

2.       Motives and Justifications for the Merger.

2.1.              The purpose of the merger of CIP into Cosan is to efficiently segregate the net remaining assets of CIP ("Remaining Assets"), reducing administrative costs and giving a better accounting view of the assets.

3.       Appraisal Company, Base Date, Appraisal and Absence of Conflicts.

3.1.              Appraisal Company. To prepare the valuation of the Remaining Assets, the specialist company SOPARC - AUDITORES E CONSULTORES S. S. LTDA., a company established in Piracicaba, State of São Paulo at Rua 13 de Maio, 797, registered with the CNPJ/ME under No. 03.132.733/0001-78, was chosen ("Appraisal Company"), whose appointment will be submitted for ratification by the Special Meetings of Shareholders (Defined Below), pursuant to article 227, paragraph 1, of the Corporations Law.

3.2.              Appraisal Base Date. The Appraisal Company evaluated the Remaining Assets, on October 26, 2021, at their book value, based on CIP's financial statements, prepared on September 30, 2021 ("Base Date"). As a result of its evaluation, the Appraisal Company submitted the appraisal report ("Appraisal Report") to the Companies, which constitutes Exhibit I to this Protocol and Justification, with the amounts specified therein subject to analysis and approval of the Special Meetings of Shareholders of the companies involved, pursuant to Brazilian Corporations Law.

3.3.              Appraisal. The Appraisal Company attributed the value of eight billion, three hundred and eighty-eight million, seven hundred and fifty-four thousand, eight hundred and fifty-three reais and eleven cents (R$ 8,388,754,853.11) to the Remaining Assets.

3.4.              Absence of Conflicts; The Appraisal Company stated that: (a) It is not aware of any conflict of interest, direct or indirect, or of any other circumstance that represents a conflict of interest in relation to the services that were provided, and (b) It is not aware of any action by the controller or the management of the companies, with the aim of directing, limiting, hindering or performing any acts that have or may have compromised access, use or knowledge of information, goods, documents or work methodologies relevant to the quality of the respective conclusions.

4.        Breakdown of the Companies' Capital.

4.1.              CIP's Capital. On this date, the capital of CIP is four billion, thirty-five million, three hundred and nine thousand and five reais and sixty-eight cents (R$ 4,035,309,005.68), fully subscribed and paid in, represented by three billion, seven hundred and seventy-eight million, eight hundred and sixty-eight thousand, six hundred and forty-three (3,778,868,643) registered shares, with no par value, of which two billion, nine hundred and forty-five million, nine hundred and seventy-five seven thousand, five hundred and seventy-one (2,945,977,571) are common shares and eight hundred and thirty-two million, eight hundred and ninety-one thousand and seventy-two (832,891,072) are shares of preferred stock. All shares issued by CIP are held by Cosan.

4.2.              COSAN's Capital. On this date, Cosan's capital is six billion, three hundred and sixty-five million, eight hundred and fifty-two thousand, five hundred and fifty-nine reais and sixty-two cents (R$ 6,365,852,559.62), divided into one billion, eight hundred and seventy-four million, seventy thousand, nine hundred and thirty-two (1,874,070,932) common shares. Cosan's capital will not be changed with the Merger, taking into account that its investment in CIP will be replaced by the merged Remaining Assets.

5.        Corporate Acts and Right of Dissent.

5.1.     Meetings of the Audit Committee and the Board of Directors. The following corporate acts will be practiced within the scope of the Merger:

(a)      Meeting of the COSAN Audit Committee, to be held on October 29, 2021, at which the members of the Audit Committee will issue an opinion on the Merger; and

(b)     Meeting of the Board of Directors of COSAN, to be held on October 29, 2021, at which the members of the Board of Directors, among other related matters, will resolve on the ratification of the signature of this Protocol and Justification, on the Appraisal Report and Merger.

5.2      Special Meetings of Shareholders. Approval of the Merger will depend on the performance of the following acts:

(a)      Special Meeting of Shareholders of COSAN: to be held on December 10, 2021 to, among other matters (i) ratify the appointment of the Appraisal Company, (ii) analyze and approve this Protocol and Justification, (iii) analyze and approve the Appraisal Report, (iv) to approve the Merger of CIP into Cosan, and (v) to authorize the performance, by the management, of the acts necessary for the completion of the merger of Cosan Investimentos e Participações S.A. into Cosan ("Special Meeting of Shareholders of Cosan"); and

(b)     Special Meeting of Shareholders of CIP: to be held on the same date as the Special Meeting of Shareholders of Cosan to, among other matters, (i) ratify the appointment of the Appraisal Company, (ii) analyze and approve this Protocol and Justification, (iii) analyze and approve the Appraisal Report, (iv) to approve the Merger of CIP into Cosan, and (v) to authorize the performance, by the management, of the acts necessary for the completion of the merger of Cosan Investimentos e Participações S.A. into Cosan ("Special Meetings of Shareholders of Cosan");

5.3     Without prejudice to the provisions of Sections 5.1 and 5.2 above, the Companies undertake to perform any and all corporate acts necessary for the approval of the matters indicated above, always in compliance with their respective Articles.

5.4.     No Right of Dissent. There will be no right of dissent, since Cosan is the holder of all shares issued by CIP.

6.       General Provisions

6.1.              Costs. Cosan must bear all expenses resulting from the Merger, including expenses with legal and financial advisors, as well as other expenses and payments arising therefrom.

6.2.              Irrevocability. This Protocol and Justification is irrevocable and irreversible, and the obligations assumed by the Companies are also binding on their successors in any capacity, subject, however, to approval thereof by the Special Meetings of Shareholders.

6.3.              Severability. Should any court declare the nullity or inefficacy of any of the covenants contained in this Protocol and Justification, it will not adversely affect the validity and efficacy of the others, which will be fully complied with, and the companies agree to make every effort to validly achieve the same effects as the covenant that has been annulled or has become ineffective.

6.4.              Novation: The failure or delay of either of the companies in exercising any of their rights in this Protocol and Justification must not be considered waiver or novation and does not affect the subsequent exercise of such right. Any waiver will take effect only if specifically granted in writing.

6.5.              Assignment. The assignment of any of the rights and obligations agreed in this Protocol and Justification is prohibited without the prior and express written consent of each of the Companies.

IN WITNESS WHEREOF, they sign this Protocol and Justification in six (6) identical copies with a single purpose, with the two (2) witnesses identified below.

São Paulo, October 27, 2021

/s/ Maria Rita de Carvalho Drummond               /s/ Marcelo Eduardo Martins

COSAN S.A.

/s/ Rubens Ometto Silveira Mello              /s/ Maria Rita de Carvalho Drummond

COSAN INVESTIMENTOS E PARTICIPAÇÕES S.A.

Witnesses:

1. /s/ Josiele Feitosa de Oliveira

Name: Josiele Feitosa de Oliveira

Identity Card (RG): 49.194.723-9

Individual Taxpayer's Register (CPF): 404.083.928-51

2. /s/ William Lopes Alfredo

Name: William Lopes Alfredo

Identity Card (RG): 54.941.654-7

Individual Taxpayer's Register (CPF): 478.521.478-36